Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. (333-11448, 333-103576, 333-102649, and 333-67859) on Form S-8 and Registration Statement No. 333-59059 on Form S-3 of VAALCO Energy, Inc. of our report dated March 30, 2004 (December 17, 2004 for discontinued operations as described in Note 10) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of SFAS No. 143, Accounting for Asset Retirement Obligations), appearing in the Current Report on Form 8-K of VAALCO Energy, Inc. dated December 22, 2004.

/s/ Deloitte & Touche LLP

Houston, Texas
December 22, 2004